                                                                    EXHIBIT 11.1


SCHEDULE REGARDING COMPUTATION OF PER SHARE EARNINGS
(OOO'S EXCEPT PER SHARE DATA)

                                                           THREE MONTHS
                                                          ENDED MARCH 31,
                                                          ---------------
                                                            2001    2000
                                                          -------  ------
Net income (loss)                                         $ 3,013  $1,212
Less preferred stock dividends                                  -    (525)
                                                          -------  ------
Income available to common stockholders                   $ 3,013  $  687
                                                          =======  ======
Basic weighted average shares outstanding                  10,008   7,342
Common equivalent shares:
 Dilutive stock options                                       154      10

Diluted weighted average shares outstanding                10,162   7,352
                                                          =======  ======

Basic earnings (loss) per share                           $  0.30  $ 0.09
                                                          =======  ======

Diluted earnings (loss) per share                         $  0.30  $ 0.09
                                                          =======  ======